Registration No. 33-84894
                                                                Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 30, 1995

                     MLCC Mortgage Investors, Inc., Seller
             Mortgage Loan Asset Backed Pass-Through Certificates,
                             Series 1995B, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
       _________________________________________________________________

     On November 2, 1995, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1995B, Class A (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $389,312,848. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-27 and S-28 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                                      December 31, 1999            December 31, 1998          December 31, 1997
                                   ------------------------    ------------------------   ------------------------
                                   Number of                   Number of                  Number of
                                   PrimeFirst     Principal    PrimeFirst     Principal   PrimeFirst    Principal
                                      Loans        Amount        Loans         Amount       Loans        Amount
                                   ----------     ---------    ----------     ---------   ----------    ----------
PrimeFirst Loans
  Outstanding...................     11,223     $ 4,526,896      11,263      $ 4,408,862    14,159     $ 5,302,950
Delinquency Period
  30-59 Days....................        199     $    76,666         184      $    77,751       183     $    66,254
  60-89 Days....................         38          15,834          26            9,815        26          18,544
  90 Days or More*..............         15           8,300          34           23,664        24          18,072
                                   ----------     ---------    ----------     -----------  ---------    ----------
     Total Delinquency..........        252     $   100,800         244       $   111,230      233     $   102,870
                                   ==========   ===========    ==========     ===========  =========   ===========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................      2.25%           2.23%       2.17%             2.52%    1.65%           1.94%

Loans in Foreclosure....................         36     $    33,135          47       $    43,681       39     $    47,396

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................      0.32%           0.73%       0.42%             0.99%    0.28%           0.89%

_______________
     *  Does not include loans subject to bankruptcy proceedings.

                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997
                                                       -----------------     -----------------     ------------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................       $ 4,467,879            $ 4,855,906            $ 4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................            11,243                 12,711                 12,607
                                                         -----------            -----------            -----------

Gross Charge-offs.................................       $     5,578            $     4,030            $     5,363
Recoveries........................................       $        16            $         2            $        99
                                                         -----------            -----------            -----------
Net Charge-offs...................................       $     5,562            $     4,028            $     5,264
                                                         ===========            ===========            ===========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................             0.12%                  0.08%                  0.11%

     The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Program-Delinquency and Loan Loss Experience" on pages S-28 and S-29 of the Prospectus Supplement are hereby updated, in their entirety as follows:

               Revolving Credit Line Loan Delinquency Experience
                            (Dollars in Thousands)

                                                                    As of December 31,
                                      -------------------------------------------------------------------------------
                                         1994         1995          1996          1997          1998          1999
                                      ----------   ----------    ----------    ----------    ----------    ----------
Number of revolving credit
  line loans serviced..............       15,598       25,056        28,368        31,395        30,571        31,517
Aggregate loan balance of
  revolving credit line
  loans serviced...................  $ 1,079,693  $ 1,293,483   $ 1,353,800   $ 1,387,217   $ 1,191,938   $ 1,202,594

Loan balance of revolving
  credit line loans 2 months
  delinquent.......................  $     5,358  $     8,447   $     8,292   $     5,450   $     6,634   $     6,427

Loan balance of revolving
  credit line loans 3 months
  or more delinquent...............  $    22,989  $    33,763   $    39,508   $    44,104   $    31,348   $    22,863

Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
  of revolving credit line loans...        2.63%        3.26%         3.53%         3.57%         3.19%         2.44%

                  Revolving Credit Line Loan Loss Experience
                            (Dollars in Thousands)

                                                                    As of December 31,
                                      -------------------------------------------------------------------------------
                                         1994         1995         1996           1997          1998          1999
                                      ----------   ----------   -----------    ----------    ----------    ----------
Number of revolving credit
  line loans serviced........             15,598       25,056        28,368        31,395        30,571        31,517
Aggregate loan balance of
  revolving credit line
  loans serviced.............        $ 1,079,693  $ 1,293,483   $ 1,353,800   $ 1,387,217   $ 1,191,938   $ 1,202,594

For the Period:
  Gross Charge-offs
    dollars..................        $     1,118  $     3,700   $     1,860   $     4,269   $     2,756   $     4,445

  Percentage(1)..............              0.10%        0.29%         0.14%         0.31%         0.23%         0.37%

_______________
     (1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances" under the heading "The Mortgage Pool" on page S-19 of the Prospectus Supplement and the tables entitled "Prime Index Mortgage Loan Margins", "One-Month LIBOR Index Mortgage Loan Margins", "Six-Month LIBOR Index Mortgage Loan Margins" and "One-Year Treasury Index Mortgage Loan Margins" on page S-22 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:

              Range of Principal Balances as of December 31, 1999

                              Number of Mortgage                       % of Mortgage Pool by
Range of Principal Balances         Loans          Principal Balance      Principal Balance
--------------------------------------------------------------------------------------------
$0-49,999.99                          6            $     146,665.69             0.08%
$55,000-59,999.99                     1                   56,000.00             0.03%
$60,000-74,999.99                     9                  609,799.82             0.35%
$75,000-99,999.99                    18                1,600,451.95             0.92%
$100,000-149,999.99                  69                8,463,780.47             4.87%
$150,000-199,999.99                  50                8,634,033.02             4.96%
$200,000-249,999.99                  36                8,034,642.17             4.62%
$250,000-299,999.99                  28                7,560,929.84             4.35%
$300,000-349,999.99                  35               11,465,684.50             6.59%
$350,000-399,999.99                  23                8,617,926.82             4.95%
$400,000-449,999.99                  17                7,154,238.83             4.11%
$450,000-499,999.99                  11                5,328,402.68             3.06%
$500,000-549,999.99                   9                4,670,776.03             2.69%
$550,000-599,999.99                   5                2,912,425.22             1.67%
$600,000-649,999.99                   9                5,519,038.04             3.17%
$650,000-699,999.99                   2                1,327,500.00             0.76%
$700,000-749,999.99                   5                3,681,460.96             2.12%
$750,000-799,999.99                   5                3,926,783.77             2.26%
$800,000-849,999.99                   2                1,659,179.25             0.95%
$850,000-899,999.99                   6                5,316,829.88             3.06%
$900,000-949,999.99                   2                1,853,645.61             1.07%
$950,000-999,999.99                  10                9,972,157.28             5.73%
$1,000,000-1,099,999.99              14               14,487,208.16             8.33%
$1,100,000-1,199,999.99               6                6,753,166.66             3.88%
$1,200,000-1,299,999.99               2                2,450,000.00             1.41%
$1,300,000-1,399,999.99               2                2,733,797.97             1.57%
$1,400,000-1,499,999.99               6                8,709,792.78             5.01%
$1,500,000-1,599,999.99               3                4,609,675.00             2.65%
$1,600,000-1,699,999.99               2                3,220,000.00             1.85%
$1,800,000-1,899,999.99               1                1,800,000.00             1.03%
$1,900,000-1,999,999.99               1                1,900,000.00             1.09%
$2,000,000-2,099,999.99               3                6,000,000.00             3.45%
$2,200,000-2,299,999.99               2                4,450,000.00             2.56%
$2,400,000-2,499,999.99               1                2,499,869.80             1.44%
$2,600,000-2,699,999.99               1                2,624,999.99             1.51%
$3,000,000 or Higher                  1                3,200,000.00             1.84%
                          ------------------------------------------------------------------
                 TOTALS             403            $ 173,950,862.19           100.00%
                          ==================================================================

           Prime Index Mortgage Loan Margins as of December 31, 1999

           Number of Mortgage                         % of Prime Index Mortgage
  Margin         Loans           Principal Balance    Loans by Principal Balance
-----------------------------------------------------------------------------
   0.875           1              $   600,000.00               9.49%
   -0.75           1                  300,000.00               4.74%
   -0.25           3                  724,041.17              11.45%
       0           2                  858,221.27              13.57%
    0.25           5                  716,526.50              11.33%
    1.75           1                  496,981.90               7.86%
   1.875           1                  352,500.00               5.58%
   2.125           1                2,000,000.00              31.63%
     2.5           3                  274,455.00               4.34%
               --------------------------------------------------------------
       TOTALS     18              $ 6,322,725.84             100.00%
               ==============================================================

      One-Month LIBOR Index Mortgage Loan Margins as of December 31, 1999

                                                        % of One-Month LIBOR
             Number of Mortgage                           Mortgage Loans by
  Margin          Loans            Principal Balance      Principal Balance
-------------------------------------------------------------------------------
      1.25           2              $  1,257,352.65              1.31%
     1.375          10                14,079,176.78             14.65%
       1.5           4                 3,369,079.90              3.50%
     1.625          17                11,115,018.96             11.56%
      1.75          10                 6,367,952.83              6.62%
     1.875          49                30,802,680.27             32.04%
         2          14                 7,806,277.90              8.12%
     2.125          42                11,142,421.70             11.59%
      2.25           5                 2,068,720.26              2.15%
     2.375          33                 5,969,337.86              6.21%
       2.5           1                   130,280.87              0.14%
     2.625          16                 1,906,072.98              1.98%
     2.875           1                   110,892.08              0.12%
                 --------------------------------------------------------------
         TOTALS    204              $ 96,125,265.04            100.00%
                 ==============================================================

      Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 1999

                                                     % of Six Month LIBOR Index
                  Number of                              Mortgage Loans by
   Margin      Mortgage Loans    Principal Balance       Principal Balance
------------------------------------------------------------------------------
         1           1            $    299,999.99             0.45%
     1.125           1                 600,000.00             0.90%
      1.25           1                 100,000.00             0.15%
     1.375           1               1,065,218.39             1.59%
       1.5          11              13,519,293.25            20.21%
     1.625           9               5,686,217.99             8.50%
      1.75          32              16,495,942.48            24.65%
     1.875           6               5,211,048.10             7.79%
         2          29              10,772,507.08            16.10%
     2.125           6               3,757,126.11             5.62%
      2.25          37               5,884,385.26             8.79%
     2.375           2               1,016,251.23             1.52%
       2.5          15               1,800,712.14             2.69%
     2.625           2                  84,996.80             0.13%
      2.75           6                 616,016.58             0.92%
                --------------------------------------------------------------
       TOTALS      159            $ 66,909,715.40           100.00%
                ==============================================================

     One-Year Treasury Index Mortgage Loan Margins as of December 31, 1999

                                                        % of One-Year Treasury
             Number of Mortgage                         Index Mortgage Loans by
   Margin          Loans           Principal Balance      Principal Balance
-------------------------------------------------------------------------------
       1             1              $   360,000.00              7.84%
     1.5             1                  599,937.13             13.06%
   1.875             4                1,145,384.24             24.94%
   2.125             1                  254,999.99              5.55%
    2.25             1                  100,000.00              2.18%
   2.375             1                  253,678.68              5.52%
     2.5             8                1,076,873.46             23.45%
   2.625             2                  381,471.22              8.31%
    2.75             3                  420,811.19              9.16%
                ---------------------------------------------------------------
     TOTALS         22              $ 4,593,155.91            100.00%
                ===============================================================

                             ____________________

                The date of this Supplement is March 31, 2000.